UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 333-147178

Date of Report: November 29, 2010

UCI International, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	16-1760186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14601 Highway 41 North

Evansville, Indiana 47725

(Address of principal executive offices)

(812) 867-4156

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On November 29, 2010, UCI International, Inc. ( “UCI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among UCI, Rank Group Limited (“Rank Group”), and Uncle Acquisition 2010 Corp, an affiliate of Rank Group to be formed no later than December 1, 2010 (“Merger Sub”), pursuant to which Merger Sub will merge with and into UCI (the “Merger”), with UCI continuing as the surviving corporation and an affiliate of Rank Group.

Subject to the terms and conditions of the Merger Agreement, Rank Group or its affiliate will acquire all outstanding shares of capital stock of UCI for a payment of $375 million. In addition, Rank Group will assume the net indebtedness of UCI and its subsidiaries, estimated to be approximately $605 million. Each outstanding UCI stock option will be cancelled and cashed out in the merger based on the spread between the exercise price and the per-share merger consideration. In connection with the closing of the Merger, at the option of Rank Group, UCI’s Floating Rate Senior PIK Notes due 2013 (the “Floating Rate Notes”) may be redeemed in accordance with the terms of the Floating Rate Notes and the indenture governing the Floating Rate Notes. The Merger Agreement does not include any post-closing indemnification obligations or any provision for adjusting the amount payable to stockholders (whether for working capital or otherwise). The Merger and the Merger Agreement have been approved by the Board of Directors of UCI and stockholders of UCI holding a majority of total votes entitled to vote by all holders of Common Stock of UCI.

UCI, Rank Group and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by UCI (i) to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) not to solicit proposals relating to alternative business combination transactions and (iv) to use its reasonable best efforts to cooperate with Rank Group in connection with the arrangement of the debt financing for the Merger.

Consummation of the Merger is subject to customary conditions, including (i) receipt of regulatory approvals and (ii) absence of any law or order prohibiting the closing. Rank Group’s obligation to consummate the Merger is subject to certain other conditions, including (i) the accuracy of the representations and warranties of UCI and (ii) compliance by UCI with its covenants. In addition, UCI’s obligation to consummate the Merger is also subject to certain other conditions, including (i) the accuracy of the representations and warranties of Rank Group and (ii) compliance by Rank Group with its covenants.

The Merger Agreement contains certain termination rights for both Rank Group and UCI. In the event of termination of the Merger Agreement under certain circumstances, Rank Group may be required to pay UCI a termination fee of $100 million.

A copy of the press release announcing the Merger is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document Description

99.1	Press release, dated November 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCI International, Inc.

Date: November 29, 2010

/S/ KEITH A. ZAR
Keith A. Zar, Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Document Description

99.1	Press release, dated November 29, 2010